Exhibit 4.27
FIRST AMENDMENT TO AMENDED AND RESTATED PLEDGE AGREEMENT AND
AMENDED AND RESTATED GUARANTY AND COLLATERAL AGREEMENT
THIS FIRST AMENDMENT TO AMENDED AND RESTATED PLEDGE AGREEMENT AND AMENDED AND RESTATED GUARANTY AND COLLATERAL AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this “Amendment”) is made as of March 20, 2009, and entered into by KIDS LINE, LLC, a Delaware limited liability company (“Kids Line”), SASSY, INC., an Illinois corporation (“Sassy”), LAJOBI, INC., a Delaware corporation (“LaJobi”), I & J HOLDCO, INC., a Delaware corporation (“I & J”), COCALO, INC., a California corporation (“CoCaLo” and together with Kids Line, Sassy, LaJobi and I & J collectively, the “Grantors”), RUSS BERRIE AND COMPANY, INC., a New Jersey corporation (in its individual capacity, the “Parent”) and BANK OF AMERICA, N.A., as successor by merger to LASALLE BANK NATIONAL ASSOCIATION (in its individual capacity, together with its successors and assigns, “Bank of America”), as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”) for the Lenders (as defined below) party to the Credit Agreement defined below.
RECITALS
WHEREAS, the Grantors, as Borrowers, Parent, as the Loan Party Representative (in such capacity, the “Loan Party Representative”), the financial institutions parties to the Credit Agreement as lenders (together with their respective successors and assigns, the “Lenders”), and the Administrative Agent have entered into that certain Amended and Restated Credit Agreement dated as of April 2, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).
WHEREAS, Grantors have entered into that certain Amended and Restated Guaranty and Collateral Agreement dated as of April 2, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty and Collateral Agreement”).
WHEREAS, Parent and Administrative Agent have entered into that certain Amended and Restated Pledge Agreement dated as of April 2, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”). Capitalized terms used and not defined herein shall have the meanings assigned thereto in the Credit Agreement, the Guaranty and Collateral Agreement and the Pledge Agreement, as applicable.
WHEREAS, as of the date hereof, Parent shall become a Guarantor, and thus a Loan Party, under the Credit Agreement, and a Guarantor and Grantor under the Guaranty and Collateral Agreement, pursuant to that certain Joinder to Credit Agreement and Guaranty and Collateral Agreement dated as of the date hereof among Parent, as a Guarantor, Grantor, and Loan Party Representative, and Administrative Agent (the “Joinder Agreement”).
WHEREAS, in connection with the Joinder Agreement, as of the date hereof, the Loan Parties, the Loan Party Representative, the Required Lenders and the Administrative Agent are entering into that certain Second Amendment to the Credit Agreement (the “Second Amendment to Credit Agreement”), pursuant to which certain obligations of Parent set forth in the Pledge Agreement shall be set forth in the Credit Agreement and certain other amendments to the Credit Agreement shall be made.

WHEREAS, Parent requested that the Administrative Agent amend certain provisions of the Pledge Agreement and the Guaranty and Collateral Agreement, all on the terms and subject to the conditions of this Amendment.
NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:
ARTICLE I
AMENDMENTS TO PLEDGE AGREEMENT
Subject to the terms and conditions set forth in Article IV of this Amendment, the Pledge Agreement is hereby amended as follows:
1.1 Section 1 (Definitions) is hereby amended to delete the following definitions in their entirety:
“Graco Guaranty” means that certain Guaranty and Indemnification to License Agreement between Graco Children’s Products Inc. and LaJobi Industries Inc. dated as of March 26, 2008, as amended, supplemented or otherwise modified from time to time.
“Graco Indemnification” means the indemnification by Parent of Graco, its affiliates, and their officers, directors, employees and agents, successors and assigns set forth in Section 1 of the Graco Guaranty.
“Graco License Agreement” means that certain Trademark License Agreement dated May 8, 2006 between Graco Children’s Products Inc. and LaJobi, as amended by Addendum #1 thereto dated February 6, 2008, as amended, supplemented or otherwise modified from time to time.
“Russ Berrie B Entities” means the collective reference to the “Borrowers” (as defined in the Russ Berrie B Entity Credit Agreement), and any other entity that becomes a party to the Russ Berrie B Credit Agreement as a “Borrower” after March 14, 2006.
“Russ Berrie B Entity Credit Agreement” means that certain Credit Agreement dated as of March 14, 2006 by and among the Russ Berrie B Entities, the financial institutions from time to time parties thereto as lenders and LBC, as amended, restated, supplemented or otherwise modified from time to time.
“Russ Berrie B Entity Pledge Agreement” means that certain Pledge Agreement dated as of March 14, 2006 by the Parent in favor of LBC, as amended, restated, supplemented or otherwise modified from time to time.

1.2 Section 1 (Definitions) is hereby further amended to add the following definition in appropriate alphabetical order:
“IP Sub” means RB Trademark Holdco, LLC, a Delaware limited liability company.
“IP Sub Operating Agreement” means the Limited Liability Company Agreement of IP Sub, dated as of December 23, 2008, by Russ Berrie US Gift, Inc., as amended, restated or otherwise modified from time to time.
“Russ Companies” means The Russ Companies, Inc., a Delaware corporation.
“Second Amendment Effective Date” means March 20, 2009.
“Stockholder’s Agreement” means the Stockholders Agreement of Russ Companies, dated as of December 23, 2008, by and among Russ Companies and the stockholders from time to time party thereto, as amended, restated or otherwise modified from time to time.
1.3 Section 1 (Definitions) is hereby further amended to replace the definition of Pledged Entity in its entirety with the following:
“Pledged Entity” means each of the Persons in which the Parent now or hereafter owns any Equity Interest and any successors thereto, whether by merger or otherwise; provided that in no event shall Russ Companies be required to become a Pledged Entity hereunder so long as (i) the Stockholder’s Agreement prohibits the pledge by the Parent to the Administrative Agent of the Parent’s Equity Interests in Russ Companies without the prior written consent of the other shareholders and (ii) Russ Companies is not a Subsidiary (as defined in the Credit Agreement).
1.4 Clauses (a), (e), (f), (m) and (n) of Section 6 (Representations and Warranties) are hereby replaced in their entirety with the following, respectively:
(a) [Reserved].
(e) This Agreement is effective to create a valid and continuing lien on and, upon (i) the filing of appropriate financing statements in the jurisdictions listed on Schedule A, Part 2 hereto with respect to the Pledged Interests of Kids Line and IP Sub and payment of all necessary filing fees and (ii) the delivery to the Administrative Agent of the certificates representing the Pledged Interests (other than with respect to Kids Line and IP Sub), a perfected, first-priority security interest in the Pledged Collateral and the proceeds thereof in favor of the Administrative Agent, for the benefit of itself and the Lender, and no further actions are necessary to achieve such perfection;
(f) Schedule A to this Agreement sets forth as of the Second Amendment Effective Date all of the issued and outstanding Equity Interests held by the Parent in the Loan Parties under the terms of the Credit Agreement, and is true and correct and complete in all respects as of the Second Amendment Effective Date; without limiting the generality of the foregoing: (i) except as set forth in Schedule A, all the Pledged Interests are in certificated form, and, except to the extent registered in the name of the Administrative Agent or its nominee pursuant to the provisions of this Agreement, are registered in the name of the Parent; and (ii) the Pledged Interests as to each of the Pledged Entities constitute at least the percentage of all the fully diluted issued and outstanding Equity Interests of such Pledged Entity as set forth in Schedule A to this Agreement;

(m) There are no existing options, warrants or calls relating to the Pledged Interests; other than as set forth in this Agreement, there are no commitments of any character whatsoever relating to the Pledged Interests; and other than the Operating Agreement and the IP Sub Operating Agreement, the Parent is not subject to any member agreement, voting agreement or any other agreement in respect of the rights of members of any Pledged Entity; and
(n) No consent, approval, authorization or other order or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required (other than any consent, approval, authorization, order or other action, notice or filing which has been obtained and is in full force and effect, except such as would not have and reasonably could not be expected to have a Material Adverse Effect) (i) for the pledge by the Parent of the Pledged Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement by the Parent, or (ii) for the exercise by the Administrative Agent of the voting and other rights provided for in this Agreement or the remedies in respect of the Pledged Collateral pursuant to this Agreement (including any exercise by the Administrative Agent of the rights of a member of Kids Line or IP Sub pursuant to this Agreement), except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally.
1.5 Section 9 (Affirmative Covenants of the Parent) and Section 10 (Negative Covenants of the Parent) are hereby replaced in their entirety with the following:
Section 9. Affirmative Covenants of the Parent. Until the Secured Obligations are Paid in Full, the Parent shall:
(a) Promptly following receipt thereof, deliver to the Administrative Agent, whereupon the Administrative Agent shall deliver copies thereof to the Lenders, copies of any material notice, report, or other communication from any Pledged Entity relating to all or any part of the Pledged Collateral.
(b) At all times keep at least one complete set of its records concerning substantially all of the Pledged Collateral at its Chief Executive Office as set forth in Schedule B hereto, and not change the location of its Chief Executive Office or such records without giving the Administrative Agent at least thirty (30) days prior written notice thereof.

(c) To the extent it may lawfully do so, use its commercially reasonable efforts to prevent the Pledged Entities from issuing Future Rights or Proceeds, except for cash dividends and other distributions, if any, to the extent (and only to the extent) that such dividends or other distributions are permitted by the terms of the Credit Agreement to be paid by any Pledged Entity to the Parent.
(d) At its expense, promptly execute, acknowledge and deliver all such instruments and take all such actions as the Administrative Agent from time to time may request in order to ensure to the Administrative Agent the benefits of the Liens in and to the Pledged Collateral intended to be created by this Agreement, including the filing of any necessary financing statements, which may be filed by the Administrative Agent, and will cooperate with the Administrative Agent at the Parent’s expense, in obtaining all necessary approvals and making all necessary filings under federal, state, local or foreign law in connection with such Liens or any sale or transfer of the Pledged Collateral.
(e) Defend the title to the Pledged Collateral and the Liens of the Administrative Agent in the Pledged Collateral against the claim of any Person and will maintain and preserve such Liens, except with respect to actions affirmatively taken by the Administrative Agent with respect to its Liens or any failure of the Administrative Agent to continue any Lien prior to the lapse thereof.
(f) Upon obtaining ownership of any additional Equity Interest of any Pledged Entity, which interests, notes or instruments are not already Pledged Collateral (“Additional Interests”), promptly, (and in any event within five (5) Business Days) deliver to the Administrative Agent a Pledge Amendment, duly executed by the Parent, in substantially the form of Schedule C attached hereto (a “Pledge Amendment”) in respect of any such Additional Interests, notes or instruments, pursuant to which the Parent shall pledge to the Administrative Agent all of such Additional Interests, notes and instruments. The Parent hereby authorizes the Administrative Agent to attach each Pledge Amendment to this Agreement and agrees that all Pledged Interests listed on any Pledge Amendment shall for all purposes hereunder be considered Pledged Collateral.
Section 10. Negative Covenants of the Parent. Until the Secured Obligations are Paid in Full, the Parent shall not:
(a) without the prior written consent of the Administrative Agent, sell, assign, transfer, pledge, or otherwise encumber any of its rights in or to the Pledged Collateral, or any unpaid interest or other unpaid distributions or payments with respect to the Pledged Collateral;
(b) withdraw from or cause a dissolution of any Pledged Entity; or
(c) permit any Pledged Entity to: (i) authorize the amendment of or amend the organizational documents of such Pledged Entity that is a general partnership, limited partnership or limited liability company to provide that the Equity Interests of such Pledged Entity are governed by Article 8 of the UCC, or (ii) authorize the issuance of or issue certificates evidencing the Equity Interests of such Pledged Entity that is a general partnership, limited partnership or limited liability company.

1.6 Section 12 (Events of Default) is hereby replaced in its entirety with the following:
Section 12. Events of Default. Each of the following shall constitute an Event of Default under this Agreement:
(a) Failure by the Parent to comply with or to perform any covenant set forth in Section 5(a) or (b), Section 7, Section 9(a), (e) or (f), or Section 10 of this Agreement.
(b) Failure by the Parent to comply with or to perform any other provision of this Agreement and continuance of such failure for thirty (30) days.
ARTICLE II
ADDITION OF PLEDGED INTERESTS
In accordance with Section 9(f) of the Pledge Agreement, as amended hereby, the Parent hereby certifies that the representations and warranties of the Parent in Section 6 of the Pledge Agreement, as amended hereby, and in Section 9 of the Credit Agreement, as amended by the Second Amendment to Credit Agreement, are and continue to be true and correct in all material respects unless such representation or warranty is made or deemed to be made solely with respect to an earlier date, both as to the interests pledged prior to this Amendment and as to the interests of IP Sub being pledged hereunder. The Pledged Interests listed on Annex A to this Amendment shall be and become a part of the Pledged Collateral and shall secure all Secured Obligations and the Parent hereby grants a first priority security interest to the Administrative Agent in such Pledged Interests. The Parent acknowledges that any interests not included in the Pledged Collateral at the discretion of the Administrative Agent may not otherwise be pledged by the Parent to any other Person or otherwise used as security for any obligations other than the Secured Obligations.
ARTICLE III
AMENDMENT TO GUARANTY AND COLLATERAL AGREEMENT
Subject to the terms and conditions set forth in Article IV of this Amendment, the last sentence of the definition of Collateral set forth in Section 1 (Definitions) of the Guaranty and Collateral Agreement is hereby replaced in its entirety with the following:
In addition, the term “Collateral” shall not include (1) Equipment which is subject to a Permitted Lien described in Section 11.2(d) of the Credit Agreement, which pursuant to and for so long as the terms of any lease or financing agreement with respect thereto prohibits the granting of a security interest in such Equipment (so long as such restriction is limited to the particular Equipment financed or leased thereunder) or (2) any Equity Interests (as such term is defined in the Pledge Agreement) in The Russ Companies, Inc. so long as such entity is not a Pledged Entity (as such term is defined in the Pledge Agreement).

ARTICLE IV
CONDITIONS PRECEDENT
This Amendment shall become effective (the “Effective Date”) on the date when all of the following conditions have been satisfied:
(a) The is Amendment shall have been signed by the Parent, the Grantors and the Administrative Agent.
(b) All conditions precedent to the effectiveness of the Second Amendment to Credit Agreement shall have been satisfied.
(c) As of the Effective Date, all representations and warranties (i) of the Parent, in its individual capacity and as a Grantor and Guarantor, and of the Grantors, in each case, set forth herein and in the Pledge Agreement and the Guaranty and Collateral Agreement, in each case, as amended hereby and by the Joinder Agreement, and (ii) the Grantors, as Borrowers, and the Parent, as a Guarantor and as Loan Party Representative, set forth in the Credit Agreement, as amended by the Second Amendment to Credit Agreement, shall be true and correct in all material respects (or, with respect to those representations and warranties expressly limited by their terms by materiality or material adverse effect qualifications, all respects) and shall be deemed remade on such date, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects (or, with respect to those representations and warranties expressly limited by their terms by materiality or material adverse effect qualifications, all respects) as to the date to which it relates.
(d) All proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be reasonably satisfactory to the Administrative Agent.
(e) The Parent and each Grantor shall have provided such other items and shall have satisfied such other conditions as may be reasonably required by the Administrative Agent.
ARTICLE V
REAFFIRMATION
The Parent and each Grantor hereby expressly reaffirms and assumes all of its obligations and liabilities to the Administrative Agent as set forth in the Pledge Agreement and/or the Guaranty and Collateral Agreement, as applicable, in each case, as amended hereby, and agrees to be bound by and abide by and operate and perform under and pursuant to and comply fully with all of the terms, conditions, provisions, agreements, representations, undertakings, warranties, indemnities, grants of security interests and covenants contained therein, as such obligations and liabilities may be modified by this Amendment , as though the Pledge Agreement and/or the Guaranty and Collateral Agreement, as applicable, were being re-executed on the date hereof, except to the extent that such terms expressly relate to an earlier date. The Parent and each Grantor hereby ratifies, confirms and affirms without condition, all liens and security interests granted to the Administrative Agent pursuant to the Pledge Agreement and/or the Guaranty and Collateral Agreement, as applicable, in each case, as amended hereby, and such liens and security interests shall continue to secure the Obligations under the Credit Agreement as amended by the Second Amendment to Credit Agreement, and all extensions, renewals, refinancings, amendments or modifications of any of the foregoing.

ARTICLE VI
MISCELLANEOUS
(a) Representations and Warranties. The Parent and each Grantor represents and warrants to the Administrative Agent that:
(i) such Person has the legal power and authority to execute and deliver this Amendment;
(ii) the officers of such Person executing this Amendment have been duly authorized to execute and deliver the same and bind such Person with respect to the provisions hereof;
(iii) the execution, delivery and performance by such Person of this Amendment do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect, except such as would not have and reasonably could not be expected to have a Material Adverse Effect), (b) conflict with (i) any provision of law, (ii) the charter, by laws or other organizational documents of such Person or (iii) any material agreement, indenture, instrument or other material document, or any judgment, order or decree, which is binding upon such Person or any of its respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of such Person (other than Permitted Liens and Liens in favor of the Administrative Agent created pursuant to the Collateral Documents);
(iv) no Event of Default or event that, if it continues uncured, will, with lapse of time, giving of notice or both, would constitute an Event of Default under the Pledge Agreement, exists, nor will any occur immediately after the execution and delivery of this Amendment or by the performance or observance of any provision hereof;
(v) all representations and warranties made by the Loan Parties in the any Loan Document are true and correct in all material respects on and as of the date of this Amendment to the same extent as though made on and as of such date, except to the extent that any thereof expressly relate to an earlier date;

(vi) such Person is not aware of any claim or offset against, or defense or counterclaim to, such Person’s obligations or liabilities under the Pledge Agreement or any Loan Document; and
(vii) this Amendment and each document executed by such Person in connection herewith constitute valid and binding obligations of such Person, enforceable in accordance with their terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).
(b) Loan Documents Unaffected. Except as herein otherwise specifically provided, all provisions of the Pledge Agreement and the Guaranty and Collateral Agreement shall remain in full force and effect and are hereby affirmed, confirmed and ratified in all respects. As of the Effective Date, all references to the Pledge Agreement or the Guaranty and the Collateral Agreement in the Credit Agreement or any other Loan Document shall be deemed to refer to the Pledge Agreement or the Guaranty and Collateral Agreement, as applicable, as amended hereby.
(c) No Course of Dealing. The Parent and each Grantor acknowledges and agrees that this Amendment is not intended to, nor shall it, establish any course of dealing between such Person and the Administrative Agent that is inconsistent with the express terms of the Pledge Agreement and/or the Guaranty and Collateral Agreement, as applicable.
(d) Attorney’s Fees and Costs. The Parent and the Grantors hereby jointly and severally agree to reimburse the Administrative Agent for all of its reasonable out-of-pocket documented legal fees and expenses incurred in the preparation and documentation of this Amendment and related documents.
(e) Survival. All representations, warranties, covenants, agreements, releases and waivers made by or on behalf of the Parent or any Grantor under this Amendment shall survive the execution and delivery of this Amendment.
(f) No Waiver of Rights. No waiver shall be deemed to be made by any party hereunder of any of its rights hereunder unless the same shall be in writing signed on behalf of such party.
(g) GOVERNING LAW. THE VALIDITY OF THIS AMENDMENT, ITS CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT, AND THE RIGHTS OF THE PARTIES HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(h) Entire Agreement. This Amendment sets forth the entire agreement and understanding among the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements, and undertakings of every kind and nature among them with respect to the subject matter hereof.
(i) Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts and by facsimile signature, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.
(j) Severability Of Provisions; Captions; Attachments. Wherever possible each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to Sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Amendment. Each schedule or exhibit attached to this Amendment shall be incorporated herein and shall be deemed to be a part hereof.
(k) JURY TRIAL WAIVER. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AMENDMENT AND ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
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IN WITNESS WHEREOF, the parties hereto have executed this Amendment to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

GRANTORS:

KIDS LINE, LLC, a Delaware limited liability company		LAJOBI, INC., a Delaware corporation

By:	/s/ Marc Goldfarb	By:	/s/ Marc Goldfarb

	Name: Marc Goldfarb		Name: Marc Goldfarb
	Title: Vice President and Secretary		Title: Assistant Secretary

SASSY, INC., an Illinois corporation		COCALO, INC., a California corporation

By:	/s/ Marc Goldfarb	By:	/s/ Marc Goldfarb

	Name: Marc Goldfarb Title: Vice President and Secretary		Name: Marc Goldfarb Title: Vice President and Assistant Secretary

I & J HOLDCO, INC., a Delaware corporation		RUSS BERRIE AND COMPANY, INC., a New Jersey corporation

By:	/s/ Marc Goldfarb	By:	/s/ Marc Goldfarb

	Name: Marc Goldfarb		Name: Marc Goldfarb
	Title: Assistant Secretary		Title: Senior Vice President, General Counsel and Secretary

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as successor by merger to LASALLE BANK NATIONAL ASSOCIATION, as Administrative Agent

		By:	/s/ Erin M. Frey

Name: Erin M. Frey
Title: Vice President